UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2016

CAPSTONE FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54905	46-0684479
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8600 Transit Road, East Amherst, NY 14051
(Address of principal executive offices) (Zip Code)

(866) 798-4478
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 24, 2016, we entered into a binding agreement with a major live animal wholesaler located in Oman to sell that company a total of 10,389,250 hundredweight of cattle and 3,142,600 hundredweight of sheep at fixed prices. (A “hundredweight” refers to 100 pounds of livestock.) We would deliver the livestock in 10 equal successive monthly installments with the first delivery to occur on September 15, 2016. Our buyer would make corresponding monthly purchase-price payments.

We have matching binding contracts with well-established suppliers of livestock from Africa, under which by exercise of our contractual options we can require these suppliers to sell to us these same amounts of cattle and sheep, also at fixed prices.

Based on these contracts and our estimates of our related expenses, we anticipate that our net pretax profit on these transactions will be approximately $800,000,000. In addition, the relationships established here may enable us to do further profitable business in this part of the world in the future.

Readers are cautioned that there are significant inherent risks involved in these transactions, including the risks involved with foreign contracts (including the increased possibility of force majeure), the possible need for financing and the fact that we are inexperienced in transactions in livestock.

The foregoing summary of certain material terms of agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSTONE FINANCIAL GROUP, INC.

Date:   August 29, 2016

By: /s/ Darin Pastor

Name: Darin Pastor

Title: Chief Executive Officer

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